UNITED STATES
SECURITIES AND EXCHANGE
  COMMISSION
  Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): July 29, 2010

SPO MEDICAL INC.
(Exact name of registrant as specified in its charter)

Delaware	0-11772	25-1411971
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

3, Gavish Street, POB 2454, Kfar Saba, Israel
 (Address of principal executive offices, including Zip Code)

+972-9-764-3570
(Registrant's telephone number, including area code)

 (Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On July 29, 2010, SPO Medical Inc. (the “Company”) raised aggregate gross proceeds of $438,250 pursuant to a private placement of its securities (the “Private Placement”).  The Company entered into subscription agreements  with eight accredited investors (the “Investors”), pursuant to which the Company sold and issued to the Investors an aggregate of 14.61 units (the “Units”) at a purchase price of $30,000 per Unit.   Each Unit is comprised of (i) 200,000 shares of the Company's common stock, par value $0.01 per share (the "Common Stock"), and (ii) a three-year warrant (the “Investor Warrant”) to purchase 100,000 shares of the Company’s Common Stock at a per share exercise price of $0.25 per share.

A total of 2,921,667 shares of Common Stock were issued in the Private Placement. In addition, Investor Warrants to purchase a total of 1,460,833 shares of Common Stock at the exercise price of $0.25 per share were issued pursuant to such closing.

The Company received net proceeds of approximately $370,000 after payment of $51,315 of cash commissions and an expense allowance to the placement agent of the Private Placement (the “Placement Agent”) and other offering expenses and related costs in connection with the Private Placement.  In addition, the Company issued to the Placement Agent three-year warrants to purchase an aggregate of 525,906 shares of the Company’s Common Stock, of which warrants for 350,600 shares are at an exercise price of $0.15 per share and warrants for 175,306 shares are at an exercise price of $0.25 per share. The warrants issued to the Placement Agent are referred to in this report collectively as the “Agent Warrants.”

The Investor Warrants and Agent Warrants may be exercised in cash or pursuant to a net exercise provision if on or after the six month anniversary of issuance there is not an effective registration statement relating to the resale of the shares of Common Stock and the share of Common Stock issuable upon exercise of the Investor Warrants and the Agent Warrants. The exercise price of the Investor Warrants and the Agent Warrants is subject to adjustment for stock splits, stock dividends, recapitalizations and the like, and also provide for certain price protection anti-dilution provisions in the event of future issuances of Common Stock or Common Stock equivalents at less than $0.15 per share (subject to certain customary exceptions). The Investor Warrants and Agent Warrants also are subject to a blocker that would prevent each holder’s Common Stock ownership at any given time from exceeding 4.999% of the Company’s outstanding Common Stock, which provision may be waived by the holder on 61 days prior written notice.

None of the Units, Investor Warrants or Agent Warrants, or the Common Stock issuable upon conversion or exercise thereof, has been registered under the Securities Act of 1933 and none may be offered or sold absent registration or an applicable exemption from registration.

Item 3.02.	Unregistered Sales of Equity Securities.

The information disclosed in Item 1.01 of this Current Report on Form 8-K is incorporated by reference into this Item 3.02.

The sale and issuance of the Units, Investor Warrants and Agent Warrants (and the issuance of shares of Common Stock upon exercise or conversion thereof) have been determined to be exempt from registration under the Securities Act of 1933, in reliance on Section 4(2) thereof and Rule 506 of Regulation D promulgated thereunder as a transaction by an issuer not involving a public offering, in which the investors are accredited and have acquired the securities for investment purposes only and not with a view to or for sale in connection with any distribution thereof.

ITEM 9.01	FINANCIAL STATEMENTS AND EXHIBITS

(a) Financial Statements.

None.

(b) Pro Forma Financial Information.

None.

(c) Exhibits.

None.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: August 4, 2010	SPO MEDICAL INC.

	By:	/s/ Michael Braunold
Michael Braunold Chief Executive Officer